EXHIBIT 10.9

                               SEVERANCE AGREEMENT

      THIS SEVERANCE AGREEMENT (this "Agreement"), made as of the 1st day of January, 2005, is by and between CENTRAL JERSEY BANCORP, a New Jersey corporation (the "Company" or "Bancorp"), and CARL F. CHIRICO ("Mr. Chirico").

      WHEREAS, as a result of the combination (the "Combination") of the Company and Allaire Community Bank ("Allaire") that went into effect as of the date of this Agreement, and pursuant to the Agreement, dated June 2, 2003, between Mr. Chirico and Allaire (the "Allaire Agreement"), Mr. Chirico is entitled to certain benefits from the Company which are payable upon either (i) the termination of Mr. Chirico's employment with Bancorp for any reason, or (ii) Mr. Chirico's sole election to become a part-time employee of Bancorp;

      WHEREAS, in order to facilitate the consummation of the Combination and to ensure Mr. Chirico's continued services on behalf of the Company thereafter, the Company and Mr. Chirico desire to memorialize in this Agreement the benefits to which Mr. Chirico is entitled as set forth in the preceding recital provision; and

      WHEREAS, this Agreement supercedes and replaces the Allaire Agreement in its entirety.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, undertakings and representations contained herein, and intending to be legally bound thereby, the Company and Mr. Chirico agree as follows:

      1. Severance Package. As a result of the Combination, Mr. Chirico is entitled to receive a cash payment totaling THREE HUNDRED TWENTY TWO THOUSAND SEVEN HUNDRED SIXTY FIVE AND 72/100 DOLLARS ($322,765.72) (the "Severance Payment") upon the first to occur of (i) the termination of Mr. Chirico's employment with Bancorp for any reason, including death, disability or retirement, or (ii) Mr. Chirico's sole election to become a part-time employee of Bancorp (collectively referred to as the "Triggering Event"). The Severance Payment is payable by Bancorp to Mr. Chirico or his designated beneficiary or estate, as the case may be or as he may direct, in annual equal installments of $100,000.00 per year for the first three years from the date of the Triggering Event and the balance of such Severance Payment remaining shall be payable in the fourth year. Further, upon the termination of Mr. Chirico's full-time status as an employee of Bancorp for whatever reason, Bancorp will provide health care coverage for Mr. Chirico and his spouse to the same extent as it does for its full-time employees for the remainder of their lives; provided, however, that if Mr. Chirico and his spouse are not eligible for the health plans offered to the employees of Bancorp due to the termination of Mr. Chirico's full-time status as an employee of Bancorp for whatever reason, Bancorp will obtain health care coverage for Mr. Chirico and his spouse with benefits which are equal to or better than those provided Bancorp's full-time employees at such time, at the same cost to Mr. Chirico as if he was a full-time employee of Bancorp; and provided, further, that such health care benefits are not less than the health care benefits in place as of the date hereof.

      2. Payment for Services Rendered as Vice Chairman. It is understood and agreed by the parties to this Agreement that nothing contained in this Agreement shall change, alter, affect or


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substitute for any salary, bonus, directors fees or otherwise paid to Mr.
Chirico by the Company for his services rendered in the position of Vice Chairman of the Company. Mr. Chirico shall be paid separately for his employment services to the Company in addition to the Severance Payment he is entitled to hereunder.

      3. Entire Agreement, Amendments. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may not be changed, amended or modified orally, but may change only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

      4. Governing Law, Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without application of its conflict of laws rules. Mr. Chirico hereby submits to the exclusive jurisdiction and venue of the courts of the State of New Jersey or the United States District Court for the District of New Jersey for purposes of any legal action.

      5. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties.

      6. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same agreement.

      7. Notices. All notices required or permitted hereunder shall be in writing and shall be sent by overnight courier or certified or registered mail, return receipt requested, postage prepaid, as follows:

      If to the Company:            Central Jersey Bancorp
                                    627 Second Avenue
                                    Long Branch, New Jersey 07740
                                    Attn.: James S. Vaccaro, President and Chief
                                           Executive Officer

      If to the Employee:           Carl F. Chirico
                                    631 Bayview Drive
                                    Toms River, New Jersey 08753

Notices may be sent to such other address as either party may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the next business day, if delivery is by overnight courier, or the second day next succeeding the date of mailing, if delivery is by mail.

      8. Headings. The section headings herein are for convenience only and shall not affect the interpretation or construction of this Agreement.

      9. Further Assurances. Each party shall cooperate with and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.


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      IN WITNESS WHEREOF, the parties hereto have duly executed this Severance
Agreement as of the date first written above.

ATTEST                                  CENTRAL JERSEY BANCORP


By: /s/ Anthony Giordano            By: /s/ James S. Vaccaro
    --------------------                --------------------
Name:  Anthony Giordano             Name:  James S. Vaccaro
Title: Assistant Secretary          Title: President and Chief Executive Officer


WITNESS


/s/ Donna Conroy                        /s/ Robert K. Wallace
-----------------------------           ------------------------------
Donna Conroy                            Robert K. Wallace


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